Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES RECORD FIRST QUARTER RESULTS

•                  Net revenues exceed $70 million

•                  Net income grows 66% compared to first quarter of 2004

SAN DIEGO, CA April 28, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced record financial results for the first quarter of 2005, ended April 2, 2005.

Net revenues for the first quarter of 2005 were $70.3 million, reflecting an increase of 12.9 percent, compared with net revenues of $62.2 million in the first quarter of 2004.  The first quarter of 2005 included 65 shipping days while the comparable 2004 period included 61 shipping days.  On the basis of average daily sales, net revenues per day in the first quarter of 2005 increased 5.9 percent compared to net revenues per day for the first quarter of 2004.

Net income for the first quarter of 2005 was $6.6 million, or $0.29 per share, an increase of 65.8 percent, compared with net income of $4.0 million, or $0.19 per share for the first quarter of 2004.

“First quarter net revenues set a new Company record with each of our business segments exceeding our expectations,” said Les Cross, president and CEO of dj Orthopedics.  “We are off to an excellent start in 2005.

“Sales within our Domestic Rehabilitation segment, which includes our DonJoy®, ProCare® and OfficeCare® channels, were led by the strength of DonJoy’s comprehensive distribution network.  Consistent with past years, we launched several new DonJoy products at the American Academy of Orthopedic Surgeons meeting in February. These new products included a new functional knee brace for female athletes, the DonJoy Female Fource™, a new rigid ankle brace, the DonJoy Velocity™, and a new soft goods accessory for our DonJoy SpinaLogic® bone growth stimulator, which is designed to improve patient

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ease of use and comfort.  Our Domestic Rehabilitation segment also benefited from new account growth within our ProCare and OfficeCare channels, including the initial, but small contribution from our recent acquisition of the Superior Medical Equipment business, which added 46 customer locations to our OfficeCare channel.

“We are also pleased with the progress made during the first quarter in our Regeneration business.  Average daily sales of our OL1000 product increased approximately 4% sequentially from the fourth quarter, reflecting increasing traction from last year’s integration of the OL1000 sales activities into our DonJoy distribution channel.  Additionally, SpinaLogic sales began to gain traction under our new deployment strategy, with average daily sales increasing by approximately 2% from the fourth quarter of last year.

“Once again, our International segment reported double-digit growth, with the strongest contributions coming from our U.K. and Nordic subsidiaries.  Our international sales benefited from foreign exchange gains of approximately $0.3 million.

“Profitability also exceeded our expectations in the first quarter, primarily driven by the strong sales result.  We implemented several operational improvements in 2004 that reduced our costs of goods sold and operating expenses.  Collectively, these initiatives contributed to a first quarter operating margin of 17.7%, which is 120 basis points higher than the first quarter of 2004. Our operating margin was also 70 basis points higher, sequentially, from the fourth quarter of 2004, before the impact of restructuring charges reported in that quarter.  Our improved operating performance, combined with a significant decrease in interest expense, led to growth in net income and earnings per share of 66% and 53%, respectively, compared to the first quarter of 2004.

“Finally, we continue to be pleased with the strength of our operating cash flow at $8.7 million in the first quarter, after payments of $1.7 million for restructuring charges accrued in 2004.

“With a solid first quarter behind us, we are on target to achieve the high end of our revenue goal of $273 million to $275 million for the year. We continue to target earnings per share for the full year of between $1.20 and $1.25.  Our second fiscal quarter contains 64 shipping days and generally we expect a slight seasonal decline in average daily sales in our Domestic Rehabilitation business due to reduced levels of extreme sporting activities during the spring months.  Accordingly, we are targeting total net revenue of $67 million to $68 million for the second quarter.”

First Quarter Business Highlights:

The Company announced the following highlights during the first quarter:

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•                  dj Orthopedics completed the relocation of the manufacturing operations for its Regeneration business from Tempe, Arizona to the Company’s manufacturing facilities in Vista, California after receiving approval from the U.S. FDA in March 2005.

•                  dj Orthopedics acquired substantially all the assets of Superior Medical Equipment, LLC (SME) for approximately $3.7 million, plus a possible future earn-out payment.  SME is a specialized provider of orthopedic soft goods and custom and off-the-shelf rigid bracing products, through a stock and bill business similar to dj Orthopedics’ OfficeCare channel.

•                  dj Orthopedics reported that an independent, scientific study, first presented at the 2005 AAOS, demonstrated that the Company’s OAdjuster® osteoarthritis brace was one of only two braces effective in offloading the medial compartment of the knee in osteoarthritis patients.

•                  dj Orthopedics received the “Ease of Use” commendation for its osteoarthritis knee braces from the Arthritis Foundation.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, April 28, 2005.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 5365286.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue and earnings estimates for the full fiscal year 2005 and for the second quarter of 2005, which are dependent upon the success of the Company’s growth initiatives for its Domestic Rehabilitation business, its Regeneration business through new selling strategies such as marketing programs and selling arrangements, and its International business through new market expansion and new product introductions.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful execution of the Company’s business strategy relative to its Regeneration business; the continued growth of the bone growth stimulation market; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s transition to direct sales of its products in select foreign countries; the Company’s international operations; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting intellectual property; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Annual Report on Form 10-K for the 2004 calendar year, filed on March 4, 2005 with the Securities and Exchange Commission.

Tables to follow

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended
	April 2, 2005	March 27, 2004

Net revenues	$70,250	$62,241
Costs of goods sold	26,221	23,359
Gross profit	44,029	38,882
Operating expenses:
Sales and marketing	21,436	19,194
General and administrative	7,448	6,744
Research and development	1,572	1,378
Amortization of acquired intangibles	1,152	1,272
Total operating expenses	31,608	28,588
Income from operations	12,421	10,294
Interest expense and other, net	(1,428)	(3,659)
Income before income taxes	10,993	6,635
Provision for income taxes	(4,396)	(2,655)
Net income	$6,597	$3,980

Net income per share:
Basic	$0.31	$0.20
Diluted	$0.29	$0.19
Weighted average shares outstanding used to calculate per share information:
Basic	21,577	19,610
Diluted	22,435	20,748

Number of operating days	65	61

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 2, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$17,463	$11,182
Accounts receivable, net	53,802	46,981
Inventories, net	18,402	19,071
Deferred tax asset, current portion	7,902	7,902
Other current assets	5,149	5,359
Total current assets	102,718	90,495
Property, plant and equipment, net	15,215	15,463
Goodwill, intangible assets and other assets	156,171	154,792
Deferred tax asset	41,945	46,100
Total assets	$316,049	$306,850

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$29,372	$28,812
Long-term debt, current portion	5,000	5,000
Total current liabilities	34,372	33,812
Long-term debt, less current portion	88,750	90,000
Total stockholders’ equity	192,927	183,038
Total liabilities and stockholders’ equity	$316,049	$306,850

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dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands, except number of operating days)

	Three Months Ended		Revenues per Day
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
Net revenues:
Domestic Rehabilitation	$47,520	$42,410	$731	$695
Regeneration	13,592	12,206	209	200
International	9,138	7,625	141	125
Consolidated net revenues	$70,250	$62,241	$1,081	$1,020

Gross profit:
Domestic Rehabilitation	$26,052	$23,888
Regeneration	11,954	10,030
International	6,023	4,964
Consolidated gross profit	$44,029	$38,882

Income from operations:
Domestic Rehabilitation	$9,067	$8,341
Regeneration	3,680	1,902
International	2,642	2,341
Income from reportable segments	15,389	12,584
Expenses not allocated to segments	(2,968)	(2,290)
Consolidated income from operations	$12,421	$10,294

Number of operating days	65	61

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